China Green Agriculture, Inc. Reports the Financial Results for the First Quarter of Fiscal Year 2014,

Provides Guidance of Revenue and Net Income for the Second Quarter of Fiscal Year 2014, and Updates
Guidance of Revenue and Net Income for Fiscal Year 2014

XI'AN, China, November12, 2013 /PRNewswire-Asia-FirstCall/ --

  First Quarter of FY 2014net sales increased 27.3% to $50.3 million, net income increased 17.1%to $10.4 million with EPS of $0.35.
  The Company Provided Second Quarter of Fiscal Year 2014 Guidance Range : Revenue, Net Income and EPS of between $43 million and $47 million, $4 million and $ 5 million, and $0.13 and $ 0.16 based on 31,812,014 number of fully diluted shares, respectively.
  The Company Updated Guidance Range of Fiscal Year 2014 as the following: Revenue, Net Income and EPS of between $220 million and $250 million, $36 million and $ 38 million, and $1.13 and $1.19 based on 31,812,014 number of fully diluted shares, respectively.

China Green Agriculture, Inc. (NYSE: CGA; "China Green Agriculture" or the "Company"), a company mainly produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its subsidiaries in China, today announced its financial results for the first quarter of Fiscal Year 2014, ended September 30, 2013.

Financial Summary

First Quarter 2014 Results (USD)
(three months ended September 30, 2013)

	Q1 FY2014	Q1FY2013	CHANGE (%)
Net Sales	$50.3million	$39.5 million	+27.3%
Gross Profit	$22.5million	$16.9 million	+32.7%
Net Income	$10.4 million	$8.9 million	+17.1%
EPS (Diluted)	$0.35	$0.32	+ 9.4%
Weighted Average Shares Outstanding(Diluted)	$30 million	$27.5 million	+9.1%

“We are very pleased with our performance of business operation, generating $10.4 million net income in the first quarter ended September 30, 2013," said Mr. Li Tao, Chairman and Chief Executive Officer of China Green Agriculture." Looking ahead to the second fiscal quarter ending December 31, 2013, we expect net sales of $43.0 to $47.0 million, net income of $4.0 to $5.0 million, and EPS of $0.13 to $0.16 based on 31.8 million fully diluted shares. For the fiscal year ended June 30, 2014, management expects net sales of $220 million to $250 million, net income of $36 million to $38 million, and an EPS of $1.13 to $1.19 based on 31.8 million fully diluted shares. I believe that with our track-record history and great efforts in our fertilizer business, we are confident in achieving our target for the second quarter of fiscal year 2014, and bring more benefit to our shareholders.”

First Quarter of FY2014 Results of Operations

Net Sales

Total net sales for the three months ended September 30, 2013 were $50,303,347, an increase of $10,790,607, or 27.3%, from $39,512,740 for the three months ended September 30, 2012. This increase was largely due to the increase in Jinong’s and Gufeng’s net sales.

For the three months ended September 30, 2013, Jinong’s net sales increased $3,911,026, or 14.0%, to $31,762,002 from $27,850,976 for the three months ended September 30, 2012. This increase was mainly attributable to the greater sales of humic acid fertilizer products including our liquid and powder fertilizers during this period as a result of our increased distributors and certain marketing efforts.

For the three months ended September 30, 2013, net sales at Gufeng were $17,756,082, an increase of $6,819,111, or 62.3%, from $10,936,971 for the three months ended September 30, 2012.

For the three months ended September 30, 2013, Yuxing’s net sales were $785,263, an increase of $60,470, or 8.3%, from $724,793 during the three months ended September 30, 2012. The increase was mainly attributable to the development in sales of Yuxing’s top-grade flowers.

Cost of Goods Sold

Total cost of goods sold for the three months ended September 30, 2013 was $27,833,659, an increase of $5,254,292, or 23.3%, from $22,579,367 for the three months ended September 30, 2012. This increase was due to the 27.3% increase in net sales.

Cost of goods sold by Jinong for the three months ended September 30, 2013 was $13,969,831, an increase of $1,130,333, or 8.8%, from $12,839,498 for the three months ended September 30, 2012. The increase was primarily attributable to the increase in the cost of raw materials and the increase in sales of fertilizer products.

Cost of goods sold by Gufeng for the three months ended September 30, 2013 was $13,209,632, an increase of $4,019,870, or 43.7%, from $9,189,762 for the three months ended September 30, 2012. The increase was primarily due to the increase in Gufeng’s fertilizer sales, the increase in Gufeng’s raw material cost and manufacturing costs.

For three months ended September 30, 2013, cost of goods sold by Yuxing was $654,196, an increase of $104,089, or 18.9%, from $550,107 for the three months ended September 30, 2012. The increase was mainly due to the increased manufacturing cost during the three months ended September 30, 2013.

Gross Profit

Total gross profit for the three months ended September 30, 2013 increased by $5,536,315 to $22,469,688, as compared to $16,933,373 for the three months ended September 30, 2012. Gross profit margin was approximately 32.7% and 42.9% for the three months ended September 30, 2013 and 2012, respectively.

Gross profit generated by Jinong increased by $2,780,693, or 18.5%, to $17,792,171 for the three months ended September 30, 2013 from $15,011,478 for the three months ended September 30, 2012. Gross profit margin from Jinong’s sales was approximately 56.0% and 53.9% for the three months ended September 30, 2013 and 2012, respectively. The increase in gross profit margin was mainly due to the increased weight for higher-margin products sales in Jinong’s total sales. The average gross profit margin of Jinong’s humic acid fertilizer products was 56.0%.

For the three months ended September 30, 2013, gross profit generated by Gufeng was $4,546,450, an increase of $2,799,241, or 160.2%, from $1,747,209 for the three months ended September 30, 2012. Gross profit margin from Gufeng’s sales was approximately 25.6% and 16.0% for the three months ended September 30, 2013 and 2012, respectively. The increase in gross profit margin was mainly due to the decrease in raw material and the increased in weight for higher-margin products sales in Gufeng’s total sales.

For the three months ended September 30, 2013, gross profit generated by Yuxing was $131,067, a decrease of $43,619, or 25.0% from $174,686for the three months ended September 30, 2012. The gross profit margin of approximately 16.7% and 24.1% for the three months ended September 30, 2013 and 2012, respectively. The decrease in gross profit was mainly due to the lower price for the flowers Yuxing sold during the three months ended September 30, 2013, comparing to the same period of 2012.

Selling Expenses

Our selling expenses consisted primarily of salaries of sales personnel, advertising and promotion expenses, freight-out costs and related compensation. Selling expenses were $5,796,190, or 11.5%, of net sales for the three months ended September 30, 2013, as compared to $3,034,087, or 7.7% of net sales for the three months ended September 30, 2012, an increase of $2,762,103, or 91.0%. The selling expenses of Gufeng were $154,010, or 0.9% of Gufeng’s net sales for the three months ended September 30, 2013, as compared to $224,509, or 2.1% of Gufeng’s net sales for the three months ended September 30, 2012. The selling expenses of Jinong for the three months ended September 30, 2013 were $5,629,531, or 17.7% of Jinong’s net sales, as compared to selling expenses of $2,792,434, or 10.0% of Jinong’s net sales for the three months ended September 30, 2012. Most of this increase was due to Jinong’s expanded marketing efforts since September 30, 2012.

General and Administrative Expenses

General and administrative expenses were $3,339,776, or 6.6% of net sales for the three months ended September 30, 2013, as compared to $2,875,942, or 7.3%, of net sales for the three months ended September 30, 2012, an increase of $463,834, or 16.1%. The increase in general and administrative expenses was mainly due to the related expense in the stock compensation awarded to the employees for fiscal year 2013. The bad debt allowance decreased for the three months ended September 30, 2013 compared to the three months ended September 30, 2012.

The increase in general and administrative expenses was mainly due to the related expense in the stock compensation awarded to the employees for fiscal year 2013. The bad debt allowance decreased for the three months ended September 30, 2013 compared to the three months ended September 30, 2012.

Net Income

Net income for the three months ended September 30, 2013 was $10,378,457, an increase of $1,517,057, or 17.1%, compared to $8,861,400 for the three months ended September 30, 2012. The increase was attributable to the increase in net sales offset by an increase in cost of goods sold and selling expenses. Net income as a percentage of total net sales was approximately 20.6% and 22.4 % for the three months ended September 30, 2013 and 2012, respectively.

Financial Condition

As of September 30, 2013, cash and cash equivalents were $44,890,502, a decrease of $29,307,322, or 39.5%, from $75,031,489 as of June 30, 2013. The decrease in cash and cash equivalents was due to the incurrence of a deferred asset of $25,771,964 as of September 30, 2013, as loan by Jinong to the distributors in marketing the Company’s products with credit guarantee by Mr. Tao Li, Chairman and CEO of the Company. The Company had $ 16.3 million in short-term loans as of September 30, 2013, an increase of $0.2 million, as compared to $16.1 million in short-term loans as of June 30, 2013. Net accounts receivable stood at $ 95.4 million, an increase of $10.1 million, as compared to $85.3 million as of June 30, 2013.

Capital Expenditure

For the fiscal year ended September30, 2013, the Company‘s capital expenditure stood at approximately $0.6 million at the exchange rate as of September 30, 2013.

Second Quarter Fiscal Year 2014 and Updated Fiscal Year 2014 Guidance

“For the second quarter ending December 31, 2013, management expects net sales of $43 to $47 million, net income of $4 to $5 million, and EPS of $0.13 to $0.16 based on 31.8 million fully diluted shares. For the fiscal year ended June 30, 2014, management expects net sales of $220 million to $250 million, net income of $36 million to $38 million, and an EPS of $1.13 to $1.19 based on 31.8 million fully diluted shares.

Conference Call

The Company will hold a conference call at 8:00 a.m. ET on Thursday, November 12, 2013. Any interested participants are welcome to join in the call by following the dial-in details as set out below. When prompted by the operator, please indicate "China Green Agriculture's First Quarter Fiscal Year 2014 Financial Results" to join the call.

Event:	CGA First Quarter Fiscal Year 2014 Conference Call
Date:	November 12, 2013
Time:	8:00a.m. ET
US Dial In:	1- 877-407-8133
Int'l Dial In:	1- 201-689-8040

The call is being webcast by PrecisionIR and can be accessed at China Green Agriculture's website at http://www.investorcalendar.com/IC/CEPage.asp?ID=171904. Investors can also access the webcast at www.InvestorCalendar.com.A replay of the call will remain available through 12/14/2013 at 11:59 PM.

To access the replay, please dial any of the following numbers:

USA:1-877-660-6853

International:1-201-612-7415

Conference ID: 13572861

About China Green Agriculture, Inc.

The Company mainly produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly-owned subsidiaries, i.e.: Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. ("Jinong"), Beijing Gufeng Chemical Products Co., Ltd. ("Gufeng") and its variable interest entity, Xi'an Hu County Yuxing Agriculture Technology Development Co., Ltd. ("Yuxing"). Jinong produced and sold 122different kinds of fertilizer products as of September30, 2013, all of which are certified by the PRC government as Green Food Production Materials, as stated by the China Green Food Development Center. Jinong currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 27 provinces, four autonomous regions, and three central-government-controlled municipalities in the PRC. Jinong had 857 distributors in China as of September30, 2013. Gufeng, and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., are Beijing-based producers of compound fertilizer, blended fertilizer, organic compound fertilizer, and mixed organic-inorganic compound fertilizer. As of September30, 2013, Gufeng produced and sold 322different kinds of fertilizer products, and had 214 distributors in China. For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the execution of its ten-year growth plan, a satisfactory conclusion of the pending securities class action litigation and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulations.

For more information, please contact:

China Green Agriculture, Inc.
Mr. Wang Fang (English and Chinese)
Tel: +86-13683713398
Email: wangfang@cgagri.com